Columbia Bancorp Recognizes $2.1 Million Loan Charge-Off; Resolving a
                       Relationship With a Single Borrower

    THE DALLES, Ore., May 7 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq:
CBBO), the financial holding company for Columbia River Bank, announced today it plans to recognize a charge-off of $2.1 million on a single loan to a potato producer operating out of the Columbia Basin. Columbia River Bank plans to increase the loan loss provision by $1.7 million in order to cover the write-down in excess of the specific reserve for this single loan. The loan was classified as a non-performing asset in the third quarter of 2006 and remained in this classification at March 31, 2007. The remaining loan balance after the charge off will be $278,000. Management expects the liquidation of collateral consisting of farm equipment to cover the remaining balance.

    At the close of the first quarter of this year, estimates of collateral value indicated that the stored potato crop and equipment would be sufficient to cover the $2.38 million loan balance. Inspections of the potatoes stored for processing indicated they were suitable for sale and delivery to market. Subsequently, the bank assumed contracts to sell the potatoes to processing facilities. Recent deliveries under one of these contracts were rejected due to deterioration in the quality of the collateral. This led to the decision to write-down the entire amount of this loan except for that portion covered by equipment values.

    "Our internal credit ratings reflect an overall improvement in quality, which we believe is now at its best level since 2001," stated Britt Thomas, Executive Vice President and Chief Credit Officer. "This reflects improving borrower strength and repayment ability." On a pro-forma basis, non- performing asset levels at March 31, 2007, net of this single potato producer, would be reflected as $1.1 million or 0.1% of total assets.

    "We recognize the importance of building strength within our loan portfolio and the value of our team members to understand and appreciate our customers as business partners. The challenge faced with this borrower is an isolated event," stated Roger Christensen, President and Chief Executive Officer. "Columbia River Bank's number one priority is to continue to pursue our goal of meeting the needs of our customers, shareholders and employees."

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 21 full-service branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco and Richland, Washington. In addition, Columbia River Bank has three limited service branches located in retirement homes, one in Bend, Oregon and two in McMinnville, Oregon. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

    FORWARD LOOKING STATEMENTS

    This press release contains forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management's present plans and intentions about our strategy, growth, and deployment of resources, and about management's expectations for future financial performance, including anticipated performance of our loan portfolio. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Because forward-looking statements are in art, an attempt to project future events and explain management's current plans, they are subject to various risks and uncertainties that could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include our ability to estimate accurately the potential for losses inherent in our loan portfolio, economic and other factors that affect the collectibility of our loans, and the impact of competition and fluctuations in market interest rates on Columbia's revenues and margins. Our filings with the Securities and Exchange Commission ("SEC") from time to time discuss other risks and uncertainties that may impact our financial condition and results of operations. Information presented in this release is accurate as of the date first appearing above, and we cannot undertake to update our forward looking statements or the factors that may cause us to deviate from them.

SOURCE  Columbia Bancorp
    -0-                             05/07/2007
    /CONTACT: Roger L. Christensen, President and CEO, +1-541-298-6633, rchristensen@columbiabancorp.com, or Greg B. Spear, Executive Vice President, CAO, CFO, +1-541-298-6612, gspear@columbiabancorp.com, both of Columbia Bancorp/
    /Web site:  http://www.columbiabancorp.com/
    (CBBO)